Exhibit 10.1

SEPARATION AGREEMENT
This Agreement, containing a release and waiver among other terms, is made as of the 3rd day of October, by and between Stewart Scott Alridge (“Employee”) and ChannelAdvisor Corporation for the benefit of its employees, officers and directors, successors and assigns (herein, collectively and individually, “ChannelAdvisor”).
1.    Separation. Employee’s last day of work with ChannelAdvisor and Employee’s employment termination date will be December 31, 2013 (the “Separation Date”).
2.    Payment to Employee.
(a)    Salary and Expenses. Employee agrees that upon payment by ChannelAdvisor to Employee of:

(1)	Employee salary through the Separation Date, to be paid on the Separation Date,

(2)
Quarterly incentive compensation for the third calendar quarter of 2013 ended on September 30, 2013, in such amount as determined by the Company and to be paid in accordance with the general terms applicable to quarterly compensation paid to Employee for the 2013 calendar year,

(3)
Quarterly incentive compensation for the fourth calendar quarter of 2013 beginning on October 1, 2013 and ending on December 31, 2013, to be paid on the Separation Date in the amount of $16,250 (the parties agree this amount shall be paid and represents 100% of achievement of Q4 2013 quarterly goals), and

(4)
Annual incentive compensation of $30,000 through December 31, 2013 to be paid on the Separation Date (the parties agree this amount shall be paid and represents 100% of achievement of annual incentive compensation goals).

then Employee has received from ChannelAdvisor all salary variable compensation due to Employee, and that no further amount shall be due related to salary compensation. Employee further agrees that Employee will be paid, by ChannelAdvisor’s next regular payroll date following the Separation Date, for all accrued and unused vacation time due to Employee in accordance with ChannelAdvisor policies and for all expenses. Employee will receive these payments regardless of whether or not Employee signs this Agreement.
(b)    Expense Reimbursement. If Employee has been issued any ChannelAdvisor credit or calling cards, ChannelAdvisor will cancel these card(s) effective as of the Separation Date. Employee agrees that, on the Separation Date, Employee will submit Employee’s final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Separation Date, if any, for which Employee seeks reimbursement. ChannelAdvisor will reimburse Employee for reasonable business expenses pursuant to its regular business practice.
(c)    Severance Payment. In accordance with the terms of that certain Amended and Restated Executive Severance and Change of Control Letter Agreement between Employee and ChannelAdvisor dated May 23, 2013 (the “Severance Letter”), if Employee (i) executes, dates and return this Agreement within the timeframe specified below and allows the releases contained herein to become effective, and (ii) executes, dates and returns the Updated Release of Claims attached to this Agreement as Exhibit A and made a part of this Agreement (the “Release”) within the timeframe specified therein on or after the Separation Date and allows it to become effective (said Release to be promptly countersigned by Company to be effective), then ChannelAdvisor will pay Employee (a) $210,000.00 (two hundred and ten thousand dollars) which shall be paid in a one-time lump sum payment on the sixtieth (60th) day following the Separation Date, subject to ChannelAdvisor’s receipt of an executed copy of this Agreement within the time periods set forth in Paragraph 11 and an executed copy of the Release within the time periods set forth therein;

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and (b) $16,250 (sixteen thousand, two hundred and fifty dollars), which equals one quarter of variable compensation which amount shall be paid in a one-time lump sum payment on the sixtieth (60th) day following the Separation Date, subject to ChannelAdvisor’s receipt of an executed copy of this Agreement within the time periods set forth in Paragraph 11 and an executed copy of the Release within the time periods set forth therein; and (c) a monthly payment (made no later than the last calendar day prior to the month in which the premiums are to be paid by Employee) in an amount equal to $1,484.89 (this amount may be changed at Plan renewal in August 2014) for a period of 12 months to cover COBRA payments for medical and dental insurance “grossed up” to account for state and federal taxes at a tax rate assuming highest applicable tax rates without any allowances. If Employee receives employment elsewhere that includes one or both of these benefits then upon the first date Employee becomes eligible to receive such benefits, Employee shall promptly notify ChannelAdvisor in writing. Upon receipt of Employee’s notice, Company shall cease payment for any benefits that are being provided by Employee’s new employer. If Employee delays in notifying ChannelAdvisor of such change in benefits status, Employee shall be responsible to return all overpayments received (net of taxes).
(d)    Additionally, Employee will also be provided with outplacement services through Right Management for 12 months following the Separation Date, as further detailed by Human Resources up to an aggregate maximum of $5,000. Further, Employee shall be permitted to keep the iPhone issued to him (removing all company information) and shall be permitted (with ChannelAdvisor’s reasonable assistance) to port to his personal account the phone number (XXX-XXX-XXXX). In response to inquiries from third parties about the reasons for Employee’s departure from the Company, both Employee and the Company shall make statements following in substance the text of the public announcement and talking points attached to this Agreement as Exhibit B. In addition, the Company agrees that in response to requests for references from prospective employers, it will provide Employee’s dates of employment, job titles, compensation history (if authorized in writing by you) and statements regarding the reasons for Employee’s departure that are consistent with such public announcement and talking points.
(e)    Withholding. Employee agrees that all payments made pursuant to this Paragraph are compensation income and are to be made by ChannelAdvisor net of applicable withholding and other employment related taxes, it being understood that withholding on payments under Paragraph 2(c) shall be made at the lower of Employee’s normal withholding rate or the statutory rate for lump-sum payments.
(f)    No Other Payments Related to Employment. Employee agrees that upon payment of the amounts specified in Paragraphs 2(a), (b), (c) and (d) no further amounts (including base salary, bonus, incentive or variable compensation, equity, severance or benefits) are due to Employee by ChannelAdvisor for any cause or reason with respect to, related to or arising from Employee’s employment with ChannelAdvisor after the Separation Date except as otherwise set forth in this Agreement.
(g)    Stock Options. Exhibit C sets forth the number of options for shares of ChannelAdvisor stock held by Employee (the “Options”) and vested as of the Separation Date. Reference is made to the Severance Letter and additional stock acceleration provisions and extended exercise provisions. Employee hereby acknowledges that Exhibit B includes a complete list of all stock options held by Employee as of the Separation Date. Upon expiration, Employee shall have no further rights under the Options except as may be set forth in the stock plan, option documents and the Severance Letter. Any notice to exercise the Options should be provided to ChannelAdvisor within a reasonable period of time prior to the expiration of the Options so as to permit filing of all necessary paperwork prior to the expiration date.
3.    Worker’s Compensation, 401(k) Plan and other Benefits. Employee understands that this Agreement does not affect any rights Employee may have with respect to any applicable Worker’s Compensation claims, but represents that as of the execution of this Agreement Employee has no injuries or physical or mental limitations, restrictions or impairments that preclude Employee from working in any way and has not suffered any on-the-job injury for which Employee has not already filed a claim. Employee understands that Employee’s right to participate in all ChannelAdvisor employee benefit plans terminates on December 31, 2013 (excluding Employee’s right to elect COBRA coverage under ChannelAdvisor’s medical and dental insurance plans in accordance with the terms of such plans). Any benefits accrued and vested as of that date and which, by their express terms, survive any termination of employment, shall survive in accordance with their respective terms unless such terms are inconsistent with the terms of this Agreement. With respect to the ChannelAdvisor 401(k) Plan (the “401(k) Plan”), 401k Plan

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deductions will be taken from any severance payment, unless the Employee indicates they do not want any 401k Plan deductions withheld, subject to the terms of the 401(k) Plan. Following termination, the plan administrator, will provide Employee with a rollover form. Subject to the terms of the 401(k) Plan, if Employee has less than five thousand dollars ($5,000) in Employee’s account as of the date of termination, Employee will have sixty (60) days to provide the plan administrator with directions for the rollover of such amounts into a qualified retirement account. If Employee does not provide the plan administrator with the required rollover instructions within the sixty (60) day period, ChannelAdvisor may direct the plan administrator to pay Employee all amounts held for Employee’s account, subject to the terms of the 401(k) Plan. Employee will be responsible for all penalties and taxes for such withdrawal. If the Employee has five thousand dollars ($5,000) or more in Employee’s account as of the date of termination, ChannelAdvisor will continue to maintain Employee’s funds in the 401(k) Plan until such time, if ever, as Employee directs the plan administrator to transfer Employee’s funds or ChannelAdvisor terminates the entire plan and distributes all assets to the respective beneficiaries, subject to the terms of the 401(k) Plan.
4.    Ongoing Obligations. Employee acknowledges that all obligations under the applicable ChannelAdvisor Corporation Special Terms and Conditions of Employment by and between ChannelAdvisor and Employee, dated on or about March 14, 2002, as amended, shall continue and shall remain in full force and effect following Employee’s termination in accordance with the terms and conditions of such agreement. In particular, Employee understands that all obligations concerning non-disclosure and non-use of confidential information, ownership of confidential information and work product, assistance after employment and non-competition shall continue in accordance with such terms and conditions of employment. If Employee no longer has a copy of such agreements, upon request by Employee, copies can be provided by ChannelAdvisor.
5.    Pre-Employment Excluded Work Product. If Employee listed certain excluded pre-employment work product or creation (collectively, “Excluded Work Product”) from ChannelAdvisor Ownership in Employee’s Terms of Employment (see paragraph 4 above for reference), Employee represents and warrants that no Excluded Work Product was ever included in any product, process, methodology, service, or machine that Employee worked on or worked in conjunction with while employed with ChannelAdvisor. Without limiting the preceding, if in the course of Employee’s employment with ChannelAdvisor, Employee incorporated, whether intentional or incidental, Excluded Work Product into a ChannelAdvisor product, process, methodology, service, or machine, ChannelAdvisor is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make (and own) derivative works of, publicly perform, use, sell, import, and exercise any and all present and future rights in such Excluded Work Product
6.    Return of Property. By the Separation Date, Except as otherwise agreed concerning the phone and phone number in 2(d) above, Employee shall return to ChannelAdvisor all property of ChannelAdvisor, whether tangible or intangible, in Employee’s possession or control, including without limitation, the laptop computer Employee has been using (without deletion of any information stored thereon), company credit cards and calling cards, ChannelAdvisor office keys, and any documents, disks, books, rolodexes (in paper or electronic form), or other information, and all copies thereof. Please coordinate return of ChannelAdvisor property with Human resources. Employee represents that as of the Separation Date Employee does not have any other ChannelAdvisor equipment, materials, resources or confidential information in Employee’s possession or under Employee’s control. Receipt of the severance payment described in Paragraph 2(e) of this Agreement is expressly conditioned upon return of all ChannelAdvisor property, unless otherwise agreed in writing with ChannelAdvisor.
7.    Confidentiality. The provisions of this Agreement will be held in strictest confidence by Employee and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Employee may disclose this Agreement to Employee’s immediate family; (b) Employee may disclose this Agreement in confidence to Employee’s attorney, accountant, auditor, tax preparer, and financial advisor; and (c) Employee may disclose this Agreement insofar as such disclosure may be required by law.
8.    Nondisparagement. Employee agrees not to disparage ChannelAdvisor and ChannelAdvisor’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process. ChannelAdvisor and its directors,

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officers and employees agree not to disparage Employee in any manner likely to be harmful to the goodwill and good reputation of Employee, provided that the ChannelAdvisor may respond accurately and fully to any question, inquiry, or request for information when required by legal process.
9.    Inquiries. In consideration of the severance payment set forth in Paragraph 2(c) Employee agrees to answer in good faith, from time to time, inquiries from ChannelAdvisor related to work undertaken by Employee during Employee’s employment with ChannelAdvisor.
10.    Waiver and Release.
(a)    In consideration of the payments made pursuant to Paragraph 2(c) the sufficiency of which is hereby acknowledged, Employee hereby voluntarily, willingly, absolutely, unconditionally and irrevocably, releases and discharges ChannelAdvisor (and its officers, directors, employees, agents and representatives) of and from any and all debts, demands, actions, causes of action, suits, promises, representations, contracts, obligations, claims, counterclaims, defenses, rights of setoff, demands or liability whatsoever of every name and nature, both at Law and in Equity including, by way of example and not limitation, rights and claims arising under the Age Discrimination in Employment Act (the “ADEA”) of 1967, as amended, the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 - 1983 of Title 42 of the United States Codes, the Equal Pay Act of 1963, as amended, the Americans with Disabilities Act, and any other state and federal employment discrimination laws, breach of contract (including without limitation breach of contract to provide Employee with additional stock in ChannelAdvisor), unpaid expenses or benefits, wrongful discharge, interference with contract, breach of any ChannelAdvisor policy, practice or procedure, negligence, Employee Income Retirement Security Act of 1974, as amended, loss of consortium, loss of fringe benefits, fraud, misrepresentation, defamation and/or all other claims of tortious conduct) which Employee or Employee’s successors in interest or assigns now have, ever have had, or can, shall or may have, whether known or unknown, suspected or unsuspected, against ChannelAdvisor arising from or in any manner related to Employee’s employment, or the termination thereof, for whatever cause, by ChannelAdvisor or arising from or relating to any other event occurring prior to the date hereof; provided however that this waiver and release does not cover any claim Employee may have for breach of the terms of this Agreement by ChannelAdvisor and does not effect Employee’s right and ability to enforce the terms hereof. Employee represents that Employee has no lawsuits, claims or actions pending in Employee’s name, or on behalf of any other person or entity, against ChannelAdvisor or any other person or entity subject to the release granted in this paragraph. Notwithstanding the foregoing, Employee is not releasing ChannelAdvisor from any obligation undertaken in any preexisting obligation to indemnify Employee pursuant to the articles and bylaws of ChannelAdvisor or applicable law. Also excluded from this Agreement are any claims which cannot be waived by law. Employee is waiving, however, Employee’s right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on Employee’s behalf.
(b)    In consideration of the execution of this Agreement by Employee, ChannelAdvisor hereby voluntarily, willingly, absolutely, unconditionally and irrevocably, releases and discharges Employee of and from any and all debts, demands, actions, causes of action, suits, promises, representations, contracts, obligations, claims, counterclaims, defenses, rights of setoff; demands or liability whatsoever of every name and nature, both at Law and in Equity which ChannelAdvisor or its successors in interest or assigns now have, ever have had, or can, shall or may have, whether known or unknown, suspected or unsuspected, against Employee arising from or in any manner related to Employee’s employment, or the termination thereof, for whatever cause, or arising from or relating to any other event occurring prior to the date hereof. ChannelAdvisor represents that ChannelAdvisor has no lawsuits, claims or actions pending in ChannelAdvisor’s name, or on behalf of any person or entity, against the Employee or any other person or entity subject to the release granted in this paragraph. ChannelAdvisor warrants and covenants it shall maintain for at least six (6) years following Employee’s Termination Date, liability insurance coverage (Director’s and Officer’s liability insurance coverage or tail coverage), sufficient to cover (but no less than $3 million dollars) Employee’s actions as a director and/or officer of ChannelAdvisor with respect to matters arising prior to or as of Employee’s Termination Date.
11.    ADEA Waiver. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA, as amended. Employee also acknowledges that

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(i) the consideration given to Employee in exchange for the waiver and release in this Agreement is in addition to anything of value to which Employee was already entitled, and (ii) that Employee has been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which Employee is eligible. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this Agreement; (c) Employee has forty-five (45) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier and, if Employee does, Employee will sign the Consideration Period waiver below); (d) Employee has seven (7) days following Employee’s execution of this Agreement to revoke the Agreement in writing and actually delivered to Kelly Mallam at ChannelAdvisor; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Agreement is executed by Employee (the “Effective Date”).
12.    No Admission. This Agreement does not constitute an admission by ChannelAdvisor of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
13.    Reliance. Employee acknowledges and represents that in executing this Agreement Employee is not relying, and has not relied, upon any representation or statement not expressly set forth herein made by ChannelAdvisor, its agents, employees, representatives, or agents with regard to the subject matter of this Agreement
14.    Waiver. No waiver of any right or remedy with respect to any occurrence or event shall be valid unless it is in writing and executed by the waiving party, and further no such valid waiver shall be deemed a waiver of such right or remedy with respect to such occurrence or event in the future, and shall not excuse a subsequent breach of the same team.
15.    Successors and Assigns. This Agreement is binding upon the parties hereto, and their respective heirs, successors and assigns.
16.    Legal Review. Both parties have had an opportunity for legal review of all terms of this Agreement. The parties agree that in interpreting any issues which may arise, any rules of construction related to who prepared the Agreement shall be inapplicable, each party having contributed or having had the opportunity to contribute to clarify any issue.
17.    Entire Agreement. Employee acknowledges that this Release and Waiver, together with any agreements specifically referenced herein, contains the entire agreement of the parties with respect to the subject matter hereof. Any agreement between the parties purporting to amend a term or condition of this Agreement shall, to be effective, be in writing and shall specifically identify the Paragraph number of the term or condition to be changed, as well as indicated the parties’ specific intent to amend that term or condition.
Please return this signed agreement by Sarah Merchant, otherwise, this Agreement shall expire and Employee will forfeit any an all right to the considerations described above.
IN WITNESS WHEREOF, the parties have freely and knowingly executed this Agreement.

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EMPLOYEE Name: /s/ S. Scott Alridge Date: October 3, 2013 Forwarding Address:	CHANNELADVISOR CORPORATION By: /s/ M. Scot Wingo Its: CEO

CONSIDERATION PERIOD
I, S. Scott Alridge, understand that I have the right to take at least 45 days to consider whether to sign this Agreement, which I received on October 3, 2013. If I elect to sign this Agreement before 45 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 45-day consideration period.
AGREED:
/s/ S. Scott Alridge        October 3, 2013
Employee Signature    Date

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Exhibit A

UPDATED RELEASE OF CLAIMS
(Do NOT sign before the Separation Date)

ChannelAdvisor Corporation (the “Company”) and Stewart Scott Alridge (the “Employee”) entered into a Separation Agreement dated _______________, 2013 (“Agreement”). The parties to that Agreement hereby further agree as follows:

1.    A blank copy of this Updated Release of Claims (“Release”) was attached to the Agreement as Exhibit A. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.

2.    Pursuant to Section 2(c) of the Agreement, Employee is entitled to receive the severance benefits provided he sign and return this Release on or before twenty-one (21) calendar days from the Separation Date, releasing the claims described in Section 3 below.

3.    In consideration of the provision to the Employee of the severance benefits described in Section 2(c) of the Agreement for which he becomes eligible only if he signs this Release, the Employee hereby extends the release of claims in Section 10 and Section 11 of the Agreement to any claims that arose through the date he signs this Release.

4.    In consideration for the transition services/and/or availability for transition provided by Employee until Separation Date and other covenants contained in the Agreement and this Release, the Company hereby extends its release of claims in Section 10 of the Agreement, to any claims that arose through the date the Company signs this Release.

5.    This Release shall not be effective until the date upon which the revocation period has expired unexercised (the “Release Effective Date”), which shall be the eighth day after this Release is executed by Employee.

6.    The parties agree that this Release is a part of the Agreement.

EMPLOYEE Name: Date:	CHANNELADVISOR CORPORATION By: Its:

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Exhibit B

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Exhibit C
Employee Vested Options
Employee will be credited with an additional three months of service as of the Separation Date for purposes of vesting of all Options held by Employee as of the Separation Date such that the vested Options held by Employee as of the Separation Date shall be as if Employee had remained in continuous service with ChannelAdvisor through the date that is three calendar months following the Separation Date (March 31, 2014). The attached schedule shows the amount vested as of March 31, 2014, that will be accelerated and available to employee as of the Separation Date.

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